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                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004

                            ----------------------


                                   FORM 8-K

                            ----------------------


                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): August 28, 2002

                                --------------


                            GENESEE & WYOMING INC.
              (Exact Name of Registrant as Specified in Charter)

                                --------------


        Delaware                   0-20847                  06-0984624
    (State or Other       (Commission File Number)         (IRS Employer
    Jurisdiction of                                     Identification No.)
    Incorporation)

                              66 Field Point Road              06830
                            Greenwich, Connecticut           (Zip Code)
                       (Address of Principal Executive
                                   Offices)


       Registrant's telephone number, including area code (203) 629-3722

                                --------------

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
                                                                             2

                               TABLE OF CONTENTS



Item 2.  Acquisition or Disposition of Assets.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

SIGNATURE PAGE

INDEX TO EXHIBITS

Exhibit 2.1 Stock Purchase Agreement by and among Mueller Industries, Inc., Arava Natural Resources Company, Inc. and Genesee & Wyoming Inc. relating to the purchase and sale of Utah Railway Company, dated as of August 19, 2002.

Exhibit 4.1 Third Amended and Restated Revolving Credit Agreement dated as of August 17, 1999 among the Registrant, certain subsidiaries, Fleet National Bank (f/k/a BankBoston, N.A.) and the banks named therein. This exhibit was previously filed as part of, and is incorporated herein by reference to, the Registrant's Report on Form 10-Q for the quarter ended September 30, 1999 (to which it was Exhibit 4.1).

Exhibit   99.1    Press Release Issued on August 20, 2002.

Exhibit   99.2    Press Release Issued on August 29, 2002.

Item 2.  Acquisition or Disposition of Assets

         On August 28, 2002, the Registrant completed the purchase of all of the issued and outstanding shares of common stock (the "Shares") of Utah Railway Company ("URC") from Arava Natural Resources Company, Inc. ("ANRC"). The acquisition was consummated pursuant to the terms of a Stock Purchase Agreement, dated as of August 19, 2002, among the Registrant, ANRC and Mueller Industries, Inc. ("MLI") (the "Stock Purchase Agreement").

         URC (either directly or through its wholly-owned subsidiary, Salt Lake City Southern Railroad Company, Inc.) currently operates 23 locomotives over 45 miles of owned track and 378 miles of track under track access agreements. The tracks over which URC operates run from Ogden, Utah to Grand Junction, Colorado. In addition, URC serves industrial customers in and around Salt Lake City, Utah through trackage rights from the Utah Transit Authority. Following the acquisition, the Registrant (through URC, its new wholly-owned subsidiary) intends to continue to use the assets of URC for the same purposes to which they were previously devoted.

         Pursuant to the Stock Purchase Agreement, the total purchase price paid by the Registrant to ANRC for the Shares was $54,000,000, which amount is subject to adjustment post-closing based on the net working capital of URC on the day immediately preceding the closing date.

         The Registrant funded the acquisition under the Third Amended and Restated Revolving Credit Agreement dated as of August 17, 1999 among the Registrant, certain subsidiaries, Fleet National Bank (f/k/a BankBoston, N.A.) and the banks named therein.

         No material relationship exists between ANRC or MLI and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer.

         The foregoing information contained in this Form 8-K with respect to the acquisition is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is filed herewith as an Exhibit.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a)  Financial Statements of Business Acquired

          At the time of the filing of this Report, it is impracticable to provide the financial statements (including a manually signed accountants' report) required by Item 7(a) of Form 8-K. The required financial statements and manually signed accountants' report will be filed by Registrant, under cover of Form 8-K/A, as soon as practicable, but not later than October 27, 2002.

         (b)   Pro Forma Financial Information

          At the time of the filing of this Report, it is impracticable to provide the unaudited pro forma financial information required by Item 7(b) of Form 8-K. The required unaudited pro forma financial information will be filed by Registrant, under cover of Form 8-K/A, as soon as practicable, but not later than October 27, 2002.

         (c)  Exhibits.

              2.1 Stock Purchase Agreement by and among Mueller Industries, Inc., Arava Natural Resources Company, Inc. and Genesee & Wyoming Inc. relating to the purchase and sale of Utah Railway Company, dated as of August 19, 2002.

              4.1 Third Amended and Restated Revolving Credit Agreement dated as of August 17, 1999 among the Registrant, certain subsidiaries, Fleet National Bank (f/k/a BankBoston, N.A.) and the banks named therein. This exhibit was previously filed as part of, and is incorporated herein by reference to, the Registrant's Report on Form 10-Q for the quarter ended September 30, 1999 (to which it was Exhibit 4.1).

             99.1   Press Release issued on August 20, 2002.

             99.2   Press Release issued on August 29, 2002.

                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  GENESEE & WYOMING INC.


                                  By:  /s/ John C. Hellmann
                                       ------------------------------
                                       Name:  John C. Hellmann
                                       Title: Chief Financial Officer

Dated:  August 29, 2002

                                 EXHIBIT INDEX

   Exhibit No.                    Description

       2.1 Stock Purchase Agreement by and among Mueller Industries, Inc., Arava Natural Resources Company, Inc. and Genesee & Wyoming Inc. relating to the purchase and sale of Utah Railway Company, dated as of August 19, 2002.

       4.1 Third Amended and Restated Revolving Credit Agreement dated as of August 17, 1999 among the Registrant, certain subsidiaries, Fleet National Bank (f/k/a BankBoston, N.A.) and the banks named therein. This exhibit was previously filed as part of, and is incorporated herein by reference to, the Registrant's Report on Form 10-Q for the quarter ended September 30, 1999 (to which it was Exhibit 4.1).

       99.1         Press Release, dated August 20, 2002.

       99.2         Press Release, dated August 29, 2002.

                                                                  Exhibit 2.1

                                                                 EXECUTION COPY

===============================================================================



                           STOCK PURCHASE AGREEMENT

                                 by and among

                           MUELLER INDUSTRIES, INC.,

                     ARAVA NATURAL RESOURCES COMPANY, INC.

                                      and

                            GENESEE & WYOMING INC.

                       relating to the purchase and sale

                                      of

                             UTAH RAILWAY COMPANY

                          Dated as of August 19, 2002



===============================================================================

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----


ARTICLE 1.   DEFINITIONS......................................................1

ARTICLE 2.   PURCHASE AND SALE OF COMPANY SHARES..............................7

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
             PARENT...........................................................9

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.....................22

ARTICLE 5.   COVENANTS OF THE SELLER AND THE PARENT..........................24

ARTICLE 6.   COVENANTS OF THE BUYER..........................................28

ARTICLE 7.   INDEMNIFICATION.................................................30

ARTICLE 8.   CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER AND
             THE PARENT......................................................33

ARTICLE 9.   CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER................35

ARTICLE 10.  TERMINATION.....................................................36

ARTICLE 11.  TAX MATTERS.....................................................37

ARTICLE 12.  MISCELLANEOUS...................................................39



INDEX TO SCHEDULES

3.3          Exceptions to No Conflict or Violation
3.4          Exceptions to Consents and Approvals
3.6          Subsidiaries
3.7          Exceptions to Financial Statements
3.8          Material Changes or Events
3.9          Tax Matter Exceptions
3.10         Undisclosed Liabilities
3.11         Owned Real Property
3.12         Leases
3.13(a)      Listed Intellectual Property
3.13(b)      Intellectual Property Agreements
3.16         Litigation
3.17         Contracts
3.18(a)      Employee Plans
3.18(b)      Multiemployer Plans
3.18(g)      Plan Actions, Claims or Lawsuits
3.18(i)      Retiree Benefits

3.20         Transactions with Directors, Officers and Affiliates
3.21(a)      Employment Agreements or Contracts
3.21(b)      Exceptions to Compliance with Employment Laws
3.22         Environmental Exceptions
3.23         Principal Customers
3.24         Rail Facilities
5.1          Conduct of Business
6.3(a)       Non-Continuing Employees
6.3(b)       Company Plans
6.3(c)       Seller Plans
8.3          Certain Consents and Approvals
9.3          Certain Consents and Approvals
12.4         Brokers' and Finders' Fees

INDEX TO EXHIBITS

A            Form of Opinion of Counsel to the Buyer
B            Form of Opinion of Counsel to the Seller
C            Form of Transition Services Agreement

                           STOCK PURCHASE AGREEMENT
                           ------------------------

          STOCK PURCHASE AGREEMENT, dated as of August 19, 2002, by and among Mueller Industries, Inc., a Delaware corporation (the "Parent"), Arava Natural Resources Company, Inc., a Delaware corporation (the "Seller"), and Genessee & Wyoming Inc., a Delaware corporation (the "Buyer"), in connection with the purchase and sale of the outstanding shares of capital stock of Utah Railway Company, a Utah corporation (the "Company").

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, the Company is engaged in the business of operating a short line railroad in Utah and Colorado (the "Business");

          WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding shares (the "Company Shares") of the Company's common stock, $100 par value per share (the "Company Common Stock"), and the Parent owns beneficially and of record all of the issued and outstanding capital stock of the Seller; and

          WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Company Shares, all in accordance with and subject to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

          ARTICLE 1. DEFINITIONS.

          As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by or under common control with such Person;

          "Balance Sheet" shall mean the audited consolidated balance sheet of the Company and its Subsidiaries as of December 29, 2001;

          "Buyer" -- See Preamble hereto;

          "Buyer Indemnitees" -- See Section 7.2(a);

          "Buyer Material Adverse Effect" -- See Section 4.1;

          "Buyer Plans" -- See Section 6.3(b);

          "CERCLA" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.;

          "Closing" -- See Section 2.2;

          "Closing Date" -- See Section 2.2;

          "Closing Working Capital Report" - See Section 2.3(a);

          "Closing Working Capital Statement" - See Section 2.3(a);

          "COBRA" -- See Section 3.18(i);

          "Code" shall mean the Internal Revenue Code of 1986, as amended;

          "Company" -- See Preamble hereto;

          "Company Common Stock" -- See Recitals hereto;

          "Company Plans" -- See Section 6.3(b);

          "Company Shares" -- See Recitals hereto;

          "Confidential Information" shall include information, both written and oral, relating to trade secrets, and confidential and proprietary information relating to technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, customers, prospects, opportunities, contracts, assets and other information that has commercial value, but shall not include information which (i) is already known by the recipient when received; (ii) is or after the date of this Agreement becomes obtainable from other sources other than pursuant to a violation of law or breach of any Contract; (iii) is required to be disclosed to a Governmental Entity; (iv) is independently developed by the receiving Person; (v) is required to be disclosed by law or pursuant to the rules of any securities exchange having jurisdiction over the disclosing Person; or (vi) is disclosed pursuant to a written waiver from the nondisclosing Person of the confidentiality requirements of Section 12.14;

          "Continuing Employees" - See Section 6.3(a);

          "Contracts" shall mean, collectively, the Leases, Purchase Orders, Sales Orders and Other Contracts, including, without limitation, those described in Section 3.17 hereto;

          "Deductible Amount" -- See Section 7.2(a);

          "Environmental Claim" means any claim, action, demand, or written notice by or on behalf of, any Governmental Entity or Person alleging potential liability under, or a violation of, any Environmental Law;

          "Environmental Laws" shall mean all Federal, state and local laws, regulations, orders, decrees, judgments and common law relating to the protection of the environment or human health (to the extent relating to exposure to Hazardous Substances);

          "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance by the Company or any of its Subsidiaries with, or actual or potential liability of the Company or any of its Subsidiaries under, any Environmental Laws;

          "Equipment and Machinery" shall mean all the equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies and vehicles owned, leased or used by the Company and its Subsidiaries;

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          "ERISA Affiliate" -- See Section 3.18(b);

          "Excluded Assets" -- See Section 2.6;

          "Excluded Liabilities" -- See Section 2.7;

          "Financial Statements" -- See Section 3.7;

          "GAAP" shall mean generally accepted accounting principles;

          "Governmental Entity" shall mean any Federal, state or foreign governmental or public body, court, agency or regulatory authority;

          "Hazardous Substances" shall mean any hazardous substance as defined under CERCLA, petroleum, petroleum product, and any waste, pollutant or contaminant regulated under applicable Environmental Law;

          "Income Taxes" shall mean all Taxes based upon, measured by or calculated with respect to: (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum Taxes and any Taxes on items of Tax preference, wage withholding and withholding on payments to foreign persons, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes) and (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above;

          "Independent Accounting Firm" - See Section 2.3(a);

          "Indebtedness" shall mean, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid;
(iv) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses arising in the ordinary course of business in accordance with customary trade terms); (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person; (vii) all guarantees by such Person of Indebtedness of others; (viii) all capital lease obligations of such Person; (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; and (x) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or member;

          "Indemnified Party" -- See Section 7.1;

          "Indemnifying Party" -- See Section 7.1;

          "Insurance Claims" -- See Section 2.6;

          "Intellectual Property" shall mean all of the following owned or licensed by the Company or its Subsidiaries, as licensee or licensor, or used exclusively in the Company's or its Subsidiaries' business: (i) registered and material unregistered trademarks and service marks and trade names, and all goodwill associated therewith; (ii) patents, patentable inventions and computer programs (including password unprotected interpretive code or source code); (iii) trade secrets; (iv) registered and material unregistered copyrights in all works, including software programs; (v) domain names; (vi) all rights in mask works; (vii) all computer software owned by the Company or its Subsidiaries; (viii) all rights of the Company or its Subsidiaries under software licenses; and (ix) all copies of software generally available for purchase by the public pursuant to shrink-wrap licenses in the possession or control of the Company or its Subsidiaries;

          "Leased Real Property" -- See Section 3.12(a);

          "Lease" and "Leases" -- See Section 3.12(a);

          "Licenses and Permits" -- See Section 3.14;

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), deed of trust, conditional sale agreement, claim, charge, limitation, restriction, assessment or defect in title (except, in the case of the Company Shares, for restrictions arising from applicable securities laws) that is not a Permitted Lien;

          "Listed Intellectual Property" -- See Section 3.13(a);

          "Losses" -- See Section 7.2(a);

          "Material Adverse Effect" -- See Section 3.1;

          "Multiemployer Plan" -- See Section 3.18(a);

          "Net Working Capital" - See Section 2.5;

          "Other Contracts" shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, partnership or joint venture agreements, license agreements, maintenance contracts, service contracts, employment, commission and consulting agreements, collective bargaining agreements, suretyship contracts, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining the Company or its Subsidiaries from engaging or competing in any lines of business or with any Person, documents granting the power of attorney with respect to the affairs of the Company or its Subsidiaries, agreements not made in the ordinary course of business of the Company or its Subsidiaries, options to purchase any assets or property rights of the Company or its Subsidiaries, working capital maintenance or other form of guaranty agreements, trackage rights agreements, haulage agreements, interchange agreements, joint facility agreements, switching agreements, marketing agreements, rate and allowance agreements, division agreements, and all other agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound, but excluding Leases, Purchase Orders, Sales Orders and Plans;

          "Owned Real Property" -- See Section 3.11(a);

          "Parent" -- See Preamble hereto;

          "PBGC" shall mean the Pension Benefit Guaranty Corporation, a wholly owned United States government corporation established under Section 4002 of Title IV of ERISA;

          "Pension Plan" -- See Section 3.18(c).

          "Permitted Liens" shall mean: (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been made in accordance with GAAP; (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like;
(iii) Liens in respect of pledges or deposits under workers' compensation laws; and (iv) Liens created in the ordinary course of business which, in the case of the foregoing (i)-(iv), could not reasonably be expected to, individually or in the aggregate, materially interfere with the present use of or materially impair the value of affected assets or properties or otherwise have a Material Adverse Effect;

          "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or Governmental Entity;

          "Plans" -- See Section 3.18(a);

          "Pre-Closing Tax Period" shall mean any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date;

          "Property Taxes" -- See Section 7.2(d)(i);

          "Purchase Orders" shall mean all of the Company's and its Subsidiaries' outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in their businesses;

          "Purchase Price" -- See Section 2.1;

          "Rail Facilities" -- See Section 3.24;

          "Sales Orders" shall mean all of the Company's and its Subsidiaries' sales orders, contracts or other commitments to purchasers of goods and services of their businesses;

          "Section 338(h)(10) Elections" -- See Section 11.6(a);

          "Section 338 Forms" -- See Section 11.6(b);

          "Securities Act" shall mean the United States Securities Act of 1933, as amended, and all rules and regulations of the United States Securities and Exchange Commission promulgated thereunder;

          "Seller" -- See Preamble hereto;

          "Seller Indemnitees" -- See Section 7.3(a);

          "Seller Plans" -- See Section 6.3(c);

          "Specified Persons" - See Section 3.20;

          "STB" - See Section 3.4;

          "Straddle Period" -- See Section 11.1;

          "Subsidiary" shall mean, as to any Person, any Person of which (i) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (ii) the power to direct or cause the direction of the management and policies of such Person is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries;

          "Tax Claim" -- See Section 11.3(a);

          "Tax Return" shall mean any report, return, declaration, statement, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

          "Taxes" shall mean all Federal, state, local or foreign taxes, including, without limitation, net income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding,

Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and "Tax" shall mean any one of them; and

          "Transition Services Agreement" shall mean the transition services agreement between the Seller and the Company substantially in the form of Exhibit C hereto.

          ARTICLE 2. PURCHASE AND SALE OF COMPANY SHARES.

          SECTION 2.1. Purchase Price. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Seller and the Parent set forth below, on the Closing Date the Buyer shall purchase from the Seller and the Seller shall sell to the Buyer, the Company Shares, free and clear of all Liens. The aggregate purchase price for the Company Shares being sold by the Seller shall be $54,000,000, which shall be subject to adjustment after the Closing in the manner set forth in Section 2.4 below (the "Purchase Price"). Such purchase and sale shall be effected on the Closing Date by the Seller delivering to the Buyer a stock certificate evidencing the Company Shares being purchased by the Buyer from the Seller, duly endorsed for transfer, against delivery by the Buyer to the Seller of the Purchase Price. Payment of the Purchase Price shall be made by wire transfer of immediately available funds to such account as the Seller shall designate in writing to the Buyer.

          SECTION 2.2. Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles 8 and 9 hereof, the closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. on August 28, 2002, or at such other place and time as may be mutually agreed to by the parties hereto (the "Closing Date").

          SECTION 2.3. Post Closing Determination. (a) Within 45 calendar days after the Closing Date, the Buyer shall deliver to the Seller a statement of the Net Working Capital (the "Closing Working Capital Statement"). During the preparation of the Closing Working Capital Statement by the Buyer and the period of any dispute with respect to the application of this Section 2.3, the Seller shall cooperate with the Buyer to the extent reasonably requested by the Buyer to prepare the Closing Working Capital Statement or to investigate the basis for any dispute. The Closing Working Capital Statement shall be examined by the Seller, and the Seller shall, not later than 45 calendar days after receipt of the Closing Working Capital Statement, render a report thereon (the "Closing Working Capital Report"). During the preparation of the Closing Working Capital Report and the period of any dispute with respect thereto, the Buyer shall: (x) provide the Seller and the Parent with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the Company, and (y) cooperate with the Seller and the Parent, including the provision on a timely basis of all information reasonably requested by the Seller to prepare the Closing Working Capital Report. The Closing Working Capital Report shall list those items, if any, from the Closing Working Capital Statement to which the Seller takes exception and the Seller's proposed adjustment. If the Seller fails to deliver to the Buyer a

Closing Working Capital Report within 45 calendar days following receipt of the Closing Working Capital Statement, the Seller shall be deemed to have accepted the Closing Working Capital Statement for the purposes of any adjustment to the Purchase Price under Section 2.4. If the Buyer does not give the Seller notice, within 45 calendar days following receipt of the Closing Working Capital Report, of objections to the Closing Working Capital Report, the Buyer shall be deemed to have accepted the determination of the Net Working Capital as determined by the Seller in the Closing Working Capital Report for the purposes of any adjustment to the Purchase Price under Section
2.4. If the Buyer gives the Seller notice of objections to the Closing Working Capital Report, and if the Seller and the Buyer are unable, within 15 calendar days after receipt by the Seller of the notice from the Buyer of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to KPMG Peat Marwick or another firm of independent certified public accountants ("Independent Accounting Firm") mutually acceptable to the Seller and the Buyer. The Buyer and the Seller shall cooperate with the Independent Accounting Firm to the extent reasonably requested by the Independent Accounting Firm to prepare such written report. The Independent Accounting Firm shall, within 60 days following its selection, deliver to the Seller and the Buyer a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties hereto for the purposes of any adjustment to the Purchase Price under Section 2.4. The fees and disbursements of the Independent Accounting Firm acting under this Section
2.3 shall be shared equally by the Buyer and the Seller.

          (b) The Buyer agrees that following the Closing it will not take any action, and the Seller and the Parent agree that prior to the Closing they will not take any action, with respect to the accounting, books, records, policies and procedures of the Company that would obstruct or prevent the preparation of the Closing Working Capital Statement, the Closing Working Capital Report or the report of the Independent Accounting Firm as provided in this Section 2.3.

          SECTION 2.4. Post-Closing Adjustment.

               (i) If the Net Working Capital is less than $1,424,104.50, the Seller shall, within three calendar days following the final determination, pursuant to Section 2.3, of the Net Working Capital, and based upon such final determination, pay to the Buyer an amount equal to such deficiency.

               (ii) If the Net Working Capital is more than the $1,424,104.50, the Buyer shall, within three calendar days following the final determination, pursuant to Section 2.3, of the Net Working Capital, and based upon such final determination, pay to the Seller an amount equal to such excess.

               (iii) Any payment to the Buyer under this Section 2.4 shall be made by wire transfer of immediately available funds to such account as the Buyer shall designate in writing to the Seller. Any payment to the Seller under this Section 2.4 shall be made in the manner set forth in Section 2.1.

          SECTION 2.5. Net Working Capital. For purposes of this Section
2, "Net Working Capital" means the amount equal to the current assets (net of Excluded Assets), less the current liabilities (net of Excluded Liabilities), of the Company and its Subsidiaries (on a consolidated basis) each determined (i) as of the close of business on the day immediately preceding the Closing Date, and (ii) in accordance with the accounting principles, procedures, policies and methods employed by the Company in preparing the Company's and its Subsidiaries' consolidated net working capital as of February 28, 2002 and consistent with the accounting principles, procedures, policies and methods used in preparing the Financial Statements; provided, however, that current assets and current liabilities shall exclude any amounts related to income Taxes.

          SECTION 2.6. Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following assets of the Company and its Subsidiaries (the "Excluded Assets") shall be excluded from the assets of the Company and its Subsidiaries at the Closing:

               (i) All cash, cash equivalents and balances remaining in bank accounts of the Company and its Subsidiaries;

               (ii) All receivables of the Company and its Subsidiaries from the Seller or any of its Affiliates; and

               (iii) (a) All business interruption insurance claims of any Affiliate of the Company and its Subsidiaries relating to the Willow Creek Mine located in Helper, Utah and arising prior to the date of this Agreement,
(b) Union Pacific portion of personal injury claim -Hernandez - in the amount of $60,000 (the "Insurance Claims") and (c) claim for damages arising out of derailment on Salt Lake City Southern in the amount of $155,935.

          SECTION 2.7. Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, all payables of the Company and its Subsidiaries owed to the Seller or any of its Affiliates shall be excluded from the liabilities of the Company and its Subsidiaries at the Closing (the "Excluded Liabilities").

          ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
PARENT.

          The Seller and the Parent hereby represent and warrant to the Buyer as follows:

          SECTION 3.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted, except where the failure to be in good standing or to have such power or authority would not, individually or in the aggregate, either (i) have a material adverse effect on the business, operations, assets or financial condition or results of operations of the Company and its Subsidiaries taken as a whole or
(ii) materially impair the ability of the Seller to perform any of its obligations under this Agreement (either of such effects, a "Material Adverse Effect"). Copies of the Certificate of Incorporation and By-laws of the Company, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete.

          SECTION 3.2. Qualification to Do Business. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.3. No Conflict or Violation; Authority and Validity. (a) The execution, delivery and performance by the Seller and the Parent of this Agreement and the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Company, the Seller or the Parent, (ii) violate any order, judgment or decree of any Governmental Entity applicable to the Company, the Seller or the Parent, except such violations which would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) except as set forth on Schedule 3.3, violate, conflict with or result in a breach of or constitute (with due notice or lapse of time or both) a default, termination or create a right of termination under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company, the Seller or the Parent is a party or by which any of them are bound or to which any of their respective properties or assets is subject, or result in the acceleration of any Indebtedness created thereunder or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, or result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company or any of its Subsidiaries or result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits, except for any of the foregoing matters which would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) The Seller and the Parent each have the requisite corporate authority to enter into this Agreement, to consummate the transactions contemplated hereby and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the performance by the Seller and the Parent of their respective obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Seller and the Parent, and no other corporate proceedings on the part of the Seller, the Parent or the Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Seller and the Parent and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes the valid and binding obligation of each of the Seller and the Parent, enforceable against each of the Seller and the Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

          SECTION 3.4. Consents and Approvals. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement by the Seller and the Parent nor the consummation of the transactions contemplated hereby by the Seller and the Parent require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Person, except for (i) any consents or waivers required to be obtained from the Surface

Transportation Board (the "STB") and (ii) such consents, waivers, approvals, authorizations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.5. Capital Stock and Related Matters. (a) The authorized capital stock of the Company consists solely of 35,000 shares of Company Common Stock, of which 30,648 Company Shares are issued and outstanding. The Company Shares are the sole outstanding shares of capital stock of the Company; the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance, voting or transfer of, any capital stock of the Company, or any stock or securities convertible into or exchangeable for any capital stock of the Company; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of its capital stock. The Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or any similar rights granted by the Seller or the Company.

          (b) The Seller is the owner, beneficially and of record, of the Company Shares and, at the Closing, the Seller will have title to all of the Company Shares, free and clear of any Liens.

          SECTION 3.6. Subsidiaries and Equity Investments. Schedule 3.6 sets forth a complete and accurate list of each Subsidiary of the Company. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. Copies of the Certificate of Incorporation and By-laws of each of the Company's Subsidiaries, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and owned by the Company free and clear of any Liens. Except as set forth on Schedule 3.6, no shares of capital stock of any of the Company's Subsidiaries are outstanding. None of the Company's Subsidiaries has outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance, voting or transfer of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and none of the Company's Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of its capital stock.

          SECTION 3.7. Financial Statements. The Seller has heretofore furnished to the Buyer copies of (a) the Balance Sheet, together with the related audited consolidated statements of income and retained earnings and cash flows for the year ended December 29, 2001, together with the report thereon of Ernst & Young LLP, and (b) the unaudited consolidated balance sheet of the Company as of June 29, 2002, together with the related unaudited consolidated statements of income and retained earnings and cash flows for the month then ended (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the "Financial Statements"). Except as set forth on Schedule 3.7, the Financial Statements
(i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the unaudited interim Financial Statements do not include footnotes) and (ii) present fairly in all material respects the financial position, results of operations and changes in the financial position of the Company and its Subsidiaries as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end audit adjustments consistent with prior periods).

          SECTION 3.8. Absence of Certain Changes or Events.

          (a) Except as set forth on Schedule 3.8, since December 29, 2001, the Company and its Subsidiaries have (i) not suffered any change in their respective businesses, operations or financial condition, except such changes which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (ii) conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with past practice;

          (b) Since December 29, 2001, the Company and its Subsidiaries have, in all material respects, operated in the ordinary course of business consistent with past practice and, except as set forth on Schedule 3.8 and except as provided in Section 2.6, have not:

               (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice;

               (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business;

               (iii) mortgaged, pledged or subjected to any Lien any of their respective assets, properties or rights, except for Liens arising in the ordinary course of business;

               (iv) sold or transferred any of their respective assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

               (v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

               (vi) entered into any transaction material to their respective businesses, except in the ordinary course of business consistent with past practice;

               (vii) written down the value of any inventory or written off as uncollectible any of their respective accounts receivable or any portion thereof not reflected in the Balance Sheet, except in the ordinary course of business consistent with past practice;

               (viii) granted any increase in the compensation or benefits of, or loaned or advanced any money or other property to, their respective present or former directors, officers or employees, other than increases, loans or advances in accordance with past practice, or entered into any material employment or severance agreement or arrangement with any of their respective present or former directors, officers or employees;

               (ix) incurred any material obligation or liability for the payment of severance benefits, except in the ordinary course of business consistent with past practice;

               (x) declared, paid or set aside for payment any dividend or other distribution in respect of shares of their respective capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of their respective capital stock or other securities, or agreed to do so;

               (xi) laid off any employees except in the ordinary course of business;

               (xii) established, adopted, entered into, amended or terminated any Plans, except to the extent that any such amendments are required by law, are necessary to preserve the tax-qualified status of any Plan or do not result in an increase in benefits for their respective present or former directors, officers or employees;

               (xiii) granted, amended, modified, extended or terminated any trackage rights agreement, haulage agreement, power-run-through agreement, marketing agreement, joint facilities agreement or other agreement with carriers materially affecting the operations on, or marketing of traffic to, from or over, the Rail Facilities;

               (xiv) changed any financial or accounting policy or practice, entered into any closing agreement with respect to Taxes or settled or compromised any Tax liability;

               (xv) make any capital expenditure in excess of $500,000, or additions to property, plant or equipment used in its operations other than ordinary repairs and maintenance; or

               (xvi) entered into any agreement or made any commitment to do any of the foregoing.

          SECTION 3.9. Tax Matters. Except as set forth on Schedule 3.9, (i) the Company and its Subsidiaries have filed when due all material Tax Returns required by applicable law to be filed and the Company and its Subsidiaries and have paid all Taxes required to be paid in respect of the periods covered by such Tax Returns; (ii) the information contained in such Tax Returns is true, correct and complete in all material respects;
(iii) the Taxes of the Company and its Subsidiaries for periods ending on or before the Closing Date (whether or not shown on any Tax Return), if required to have been paid, have been paid (except for Taxes which are being contested in good faith by appropriate proceedings); (iv) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company or any of its Subsidiaries in respect of any material Tax or assessment, or with respect to any Tax Return, nor is there any claim for additional material Tax or assessment asserted by any Tax authority; (v) any liability of the Company or any of its Subsidiaries for Taxes that are not yet due and payable with respect to any Pre-Closing Tax Period have been provided for in the Financial Statements; (vi) none of the assets, properties or rights of the Company or any of its Subsidiaries are "tax-exempt use property" within the meaning of Section 168(h) of the Code; (vii) none of the assets, properties or rights of the Company or any of its Subsidiaries include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (viii) there is no Lien affecting any of the assets, properties or rights of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax; (ix) the Seller is not a "foreign person" within the meaning of Section 1445 of the Code; (x) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated, combined or unitary federal, state, local or foreign income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise; (xi) all Taxes required to be withheld, collected or deposited by or with respect to the Company or any of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant Tax authority; (xii) neither of the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnification agreement or similar contract or arrangement; and (xiii) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

          SECTION 3.10. Absence of Undisclosed Liabilities. Except as and to the extent set forth in the Financial Statements or on Schedule 3.10, neither the Company nor any of its Subsidiaries had any Indebtedness or liabilities required by GAAP to be reflected on a balance sheet which is not shown or provided for on the Balance Sheet other than Indebtedness and liabilities as shall have been incurred or accrued in the ordinary course of business since December 29, 2001 or which, in the aggregate, are not material to the Company and its Subsidiaries. Except as set forth on the Balance Sheet or on Schedule 3.10, neither the Company nor any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreement or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any Indebtedness of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection or which, individually or in the aggregate, are not material to the Company and its Subsidiaries.

          SECTION 3.11. Owned Real Property.

          (a) Schedule 3.11 sets forth a list, which is complete and accurate in all material respects, of the real property (including a general description of the uses for such real property) owned by the Company or any of its Subsidiaries (the "Owned Real Property"). The Company or one of its Subsidiaries has title to the Owned Real Property and, except as, individually or in the aggregate, would not have a Material Adverse Effect, the Owned Real Property is free and clear of any Liens.

          (b) None of the Seller, the Parent or the Company has knowledge of, and none of the Seller, the Parent or the Company has received any written notice of, any pending or contemplated rezoning or condemnation proceeding affecting the Owned Real Property.

          SECTION 3.12. Leases.

          (a) Schedule 3.12 sets forth a list of all material leases, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real properties in which the Company or any of its Subsidiaries has a leasehold interest, whether as lessor or lessee (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which the Company or such Subsidiary is a lessee is referred to herein as the "Leased Real Property").

          (b) Each Lease is in full force and effect and no Lease has been modified or amended except pursuant to an amendment referred to on Schedule
3.12. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Seller, the Parent and the Company, any other party to a Lease has given to the other party written notice of or has made a claim with respect to any breach or default, except for such breaches or defaults which, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any Lease and, to the knowledge of the Seller, the Parent and the Company, no other party to a Lease is in default, except for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect. There are no events which with the passage of time or the giving of notice or both would constitute a default by the Company or any of its Subsidiaries or, to the knowledge of the Seller, the Parent and the Company, by any other party to such Lease, except for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 3.13. Intellectual Property. (a) Schedule 3.13(a) sets forth a complete and correct list of the material Intellectual Property (the "Listed Intellectual Property") filed by or issued or registered to the Company or any of its Subsidiaries in connection with their businesses. The Company or one of its Subsidiaries owns or has a valid and enforceable license or otherwise has the right to use all Intellectual Property necessary for the conduct of their businesses as currently conducted and, to the knowledge of the Seller, the Parent and the Company, such use does not violate or conflict with the rights of any third party. Except as set forth on Schedule 3.13(a), to the knowledge of the Seller, the Parent and the Company, all Listed Intellectual Property is owned by the Company or one of its Subsidiaries, free and clear of all Liens. There has not been communicated to the Seller, the Parent or the Company in writing the threat of any claim that the holder of such Listed Intellectual Property is in violation or infringement of any Intellectual Property right of any third party, or challenging the Company's or any of its Subsidiaries' ownership or use of, or the validity or enforceability of, any of the Listed Intellectual Property.

          (b) Schedule 3.13(b) sets forth a complete list of all material licenses, sublicenses and other agreements in which the Company or any of its Subsidiaries or any sublicensee of the Company or any of its Subsidiaries has granted to any Person the right to use the Listed Intellectual Property. Except as set forth on Schedule 3.13(b), neither Company nor any of its Subsidiaries is under any obligation to pay royalties or other payments in connection with any material license, sublicense or other agreement, nor is the Company or any of its Subsidiaries restricted from assigning its rights under any sublicense or agreement respecting the Listed Intellectual Property, nor will Company or any of its Subsidiaries otherwise be, as a result of the Seller's and the Parent's execution and delivery of this Agreement, in breach of any material license, sublicense or other agreement relating to the Listed Intellectual Property.

          SECTION 3.14. Licenses and Permits. The Company or one of its Subsidiaries holds all licenses, permits, variances, exemptions, franchises, authorizations and approvals (the "Licenses and Permits") of all Governmental Entities necessary to own, lease or operate their respective properties and to permit the continued lawful conduct of their businesses in the manner now conducted, except where the failure to hold such Licenses and Permits would not, individually or in the aggregate, have a Material Adverse Effect. The operations of the Company and its Subsidiaries are being conducted in a manner that complies with the terms or conditions of the Licenses and Permits, except where noncompliance with the terms and conditions of such Licenses and Permits would not, individually or in the aggregate, have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit, except for such terminations and suspensions that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.15. Compliance with Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except such violations which, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 3.16. Litigation. Except as set forth on Schedule 3.16, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of the Seller, the Parent and the Company, threatened in writing, before any Governmental Entity or before any arbitrator of any nature, brought by or against the Company or any of its Subsidiaries, the assets, properties or rights of the Company or any of its Subsidiaries or the transactions contemplated by this Agreement which, if adversely determined, would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect. None of the Company, any of its Subsidiaries, or any of their respective assets, properties or rights is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator that would be reasonably likely to have either individually or in the aggregate a Material Adverse Effect or interfere with the transactions contemplated by this Agreement.

          SECTION 3.17. Contracts.

          (a) Schedule 3.17 sets forth a complete and correct list of all Contracts (as in effect on the date hereof) involving annual payments in excess of $500,000.

          (b) Each Contract is valid and binding upon the Company and its Subsidiaries, as applicable, and, to the knowledge of the Seller, the Parent and the Company, the other parties thereto in accordance with its terms, and is in full force and effect, except to the extent where the failure to be so valid or binding would not, individually or in the aggregate, have a Material Adverse Effect. Neither Company nor any of its Subsidiaries is in default or delinquent in performance, status or any other respect (claimed or actual) in connection with any Contract to which it is a party, except to the extent such defaults or delinquencies would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Seller, the Parent and the Company, no other party to any Contract is in default in respect thereof, except to the extent such defaults would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.18. Employee Plans.

          (a) Schedule 3.18(a) sets forth a true and complete list of all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit arrangements, programs, policies or practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, including those with respect to, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, incentive, stock purchase, stock option, hospitalization, medical and dental insurance, cafeteria, life insurance, tuition reimbursement, scholarship, employment, change-in-control, fringe benefit, or collective bargaining under which any employee, director or consultant or former employee, director or consultant of the Company or its Subsidiaries has any present or future right to benefits and which is sponsored or maintained by the Parent, the Company or its Subsidiaries or under which the Company or its Subsidiaries has had or has any present or future liability (collectively referred to herein as the "Plans"). True, correct, current and complete copies of the following documents relating to the Plans, to the extent applicable, have been delivered or made available to the Buyer: (i) the plan document and its related trust document or other funding instrument, including any amendments thereto; (ii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees or former employees concerning the extent of benefits provided under a Plan; (iii) the most recent determination letter, if applicable; and
(iv) for the two most recent years (A) the Form 5500 and Annual Return/Report of Employee Benefit Plan, including all related schedules, filed with respect to each Plan, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information relating to the Plans.

          (b) Schedule 3.18(b) sets forth all Plans that are Multiemployer Plans. None of the Plans that are Multiemployer Plans are subject to Title IV of ERISA. With respect to any

Multiemployer Plan to which the Company, its Subsidiaries or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred any liability due to a complete or partial withdrawal (as defined in ERISA Sections 4203 and 4205, respectively) from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries; and (ii) no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

          (c) None of the Plans is a "single-employer plan", as defined in
Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA ("Pension Plan"). With respect to any Pension Plan currently or previously sponsored by, or to which contributions are or were required of, the Company, its Subsidiaries or any ERISA Affiliate, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived. None of the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability under
Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries. Except as a result of the transactions contemplated by this Agreement, there has been no "reportable event" within the meaning of
Section 4043 of ERISA with respect to any Pension Plan that would require the giving of notice to the PBGC or any other event requiring disclosure under
Section 4041(c)(3)(C) or 4063(a) of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in any transaction described in Section 4069 or 4212 of ERISA that could result in liability to the Company or any of its Subsidiaries with respect to any Pension Plan.

          (d) With respect to each Plan (other than a Multiemployer Plan) that is intended to qualify under Code Section 401(a), such Plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a favorable determination letter from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code and, to the knowledge of the Seller, the Parent and the Company, no facts or set of circumstances exist that could reasonably be expected to cause such Plan and related trust not to qualify or be so exempt from tax, or to lose such qualification or exemption from tax.

          (e) All contributions (including all employer contributions and employee contributions) required to have been made under the Plans (other than contributions required to have been made to any Multiemployer Plan by any Person other than the Company, its Subsidiaries or any of their employees) or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all such contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued by the Closing Date. No event has occurred and no condition exists with respect to the Plans or any "employee benefit plan" as defined in
Section 3(3) of ERISA that could reasonably be expected to subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.

          (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable documents, notices or reports (including, but not limited to, annual reports filed on Form 5500) regarding the Plans (and, to the knowledge of the Seller, the Parent and the Company, with respect to Plans that are Multiemployer Plans) with the Department of Labor or the Internal Revenue Service, or the furnishing of such required documents to the participants or beneficiaries of the Plans (or, to the knowledge of the Seller, the Parent and the Company, with respect to Plans that are Multiemployer Plans). For each Plan (to the knowledge of the Seller, the Parent and the Company with respect to Plans that are Multiemployer Plans) with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.

          (g) Except as set forth on Schedule 3.18(g) (to the knowledge of the Seller, the Parent and the Company, with respect to Plans that are Multiemployer Plan), (i) there are no pending material actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Seller, the Parent and the Company, threatened, against the Plans, the assets of any of the trusts under the Plans or the sponsor or the administrator of the Plans, or, to the knowledge of the Seller, the Parent and the Company, against any fiduciary of the Plans with respect to the operation of the Plans (other than routine benefit claims), (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, claims or lawsuits, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the knowledge of the Seller, the Parent and the Company, threatened.

          (h) Except with respect to any Multiemployer Plan, the Plans have been established and administered in all material respects in accordance with their express terms, and in compliance with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and, to the knowledge of the Seller, the Parent and the Company, no "party in interest" or "disqualified person" with respect to the Plans has engaged in a non-exempt "prohibited transaction", as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which could reasonably result in any material liability to the Company or any of its Subsidiaries under ERISA or the Code.

          (i) The Company, its Subsidiaries and each ERISA Affiliate that maintains a "group health plan", as defined in Section 5001(b)(1) of the Code, has complied in all material respects with the requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder ("COBRA"). Except as set forth on Schedule 3.18(i), none of the Plans provide retiree health or life insurance benefits except as may be required by COBRA (or any applicable state law) or at the expense of the participant or the participant's beneficiary.

          (j) There has been no mass layoff or plant closing as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law with respect to the employees of the Company or any of its Subsidiaries.

          (k) No plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with a subsequent event), could result in the payment to any employee or former employee of the Company or its Subsidiaries of any money or other property or could result in the increase, acceleration or provision of any payments, other rights or benefits to any employee or former employee of the Company or its Subsidiaries, whether or not any such payment, right or benefit would constitute a parachute payment within the meaning of Code
Section 280G.

          SECTION 3.19. Insurance. Prior to the date hereof, the Seller has furnished to the Buyer a true, complete and accurate copy or other proof of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Company, its Subsidiaries and their respective assets, properties and operations. All such policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation of any such insurance. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied by the underwriters of such policies.

          SECTION 3.20. Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 3.20, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with the Seller, the Parent or any of the directors, executive officers or stockholders of the Company, any Subsidiary of the Company or any Affiliate or family member of any of the foregoing Persons ("Specified Persons") (other than stockholders of the Parent who are not Specified Persons) under which it: (a) leases any real or personal property (either to or from such Person); (b) licenses technology (either to or from such Person); (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (d) purchases products or services from such Person; (e) pays or receives commissions, rebates or other payments; or (f) provides or receives any other material benefit.

          SECTION 3.21. Labor Matters.

          (a) Except as set forth on Schedule 3.21(a): (i) neither the Company nor any of its Subsidiaries is a party to any outstanding employment agreements or contracts with officers or employees of the Company or any of its Subsidiaries that are not terminable at will; (ii) neither the Company nor any of its Subsidiaries is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Company or any of its Subsidiaries (other than as required by law); and (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company or any of its Subsidiaries nor does the Seller, the Parent or the Company know of any activities or proceedings of any labor union to organize any such employees.

          (b) Except as set forth on Schedule 3.21(b): (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment; (ii) there are no open notices pending under Section 6 of the Railway Labor Act; (iii) there are no disputes under existing collective bargaining agreements pending before a tribunal established pursuant to
Section 3 of the Railway Labor Act or under labor protection conditions imposed by the Interstate Commerce Commission or the STB; (iv) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Seller, the Parent and the Company, threatened against or affecting the Company or any of its Subsidiaries; and (v) there is no representation dispute pending or, to the knowledge of the Seller, the Parent and the Company, threatened before the National Mediation Board and no question concerning representation exists relating to the employees of the Company or any of its Subsidiaries.

          SECTION 3.22. Environmental Matters.

          (a) Except as set forth on Schedule 3.22 and other than any exceptions to any of the following that, individually or in the aggregate, would not have a Material Adverse Effect:

               (i) the Company and its Subsidiaries are in compliance, and for the last three (3) years have been in compliance, with all applicable Environmental Laws and Licenses and Permits required under applicable Environmental Laws;

               (ii) there is no Environmental Claim pending or, to the knowledge of the Seller, the Parent and the Company, threatened against the Company or any of its Subsidiaries; and

               (iii) no Hazardous Substances are present at any of the Owned Real Property or the Leased Real Property under circumstances that would reasonably be expected to result in any Environmental Claim against the Company or any of its Subsidiaries, and none of the Company and its Subsidiaries has released, or arranged for the disposal of, Hazardous Substances at any other location in a manner that would reasonably be expected to result in any Environmental Claim against the Company or any of its Subsidiaries.

          (b) The Company has provided to the Buyer true and complete copies of all material Environmental Reports in the possession or control of the Company or any of its Subsidiaries regarding any environmental matter that could reasonably be expected to be material to the Company or any of its Subsidiaries.

          SECTION 3.23. Relations with Principal Customers. Schedule 3.23 lists, by dollar volume paid for the fiscal year ended December 29, 2001, the top ten customers of the Company. Except as set forth on Schedule 3.23, no customer listed on Schedule 3.23 has, since December 29, 2001, threatened in writing to cancel or otherwise terminate the relationship of such customer with the Company.

          SECTION 3.24. Rail Facilities and Related Contracts. The Company and its Subsidiaries hold sufficient property interests and operating rights in and to the rail line depicted on the map appended to Schedule 3.24, and to the adjacent yards, spur tracks and other rail facility appurtenances thereto (collectively, the "Rail Facilities") to permit the Company and its Subsidiaries to conduct rail freight operations on and over the Rail Facilities as such operations are conducted by the Company and its Subsidiaries on the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to any contract or subject to any order that would deprive the Company or any of its Subsidiaries of the ability to operate substantially as the Company and its Subsidiaries operate over the Rail Facilities on the date of this Agreement, or that would deprive the Company and its Subsidiaries of the ability to (i) serve directly all customers that may be served directly by them on the date of this Agreement or (ii) interchange with the carriers listed on Schedule
3.24 at or near the locations listed on Schedule 3.24.

          SECTION 3.25. Disclaimer. Except as expressly set forth herein, the Company and its Subsidiaries and their respective assets are "as is, where is" and the Seller and the Parent expressly disclaim any express or implied representation or warranty and, except as otherwise expressly set forth herein, the Buyer agrees that no warranties, expressed or implied, contained in the Uniform Commercial Code or otherwise (including, without limitation, the implied warranties of merchantability and fitness for particular purpose) shall apply to the transactions contemplated herby or said assets, and the Buyer acknowledges that, except as otherwise expressly set forth herein, the assets are "as is, where is."

          ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

          The Buyer hereby represents and warrants to the Seller and the Parent as follows:

          SECTION 4.1. Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, either
(i) have a material adverse effect on the business, operations, assets or financial condition of the Buyer or (ii) materially impair the ability of Buyer to perform any of its obligations under this Agreement (either of such effects, a "Buyer Material Adverse Effect").

          SECTION 4.2. Qualification to Do Business. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          SECTION 4.3. Authorization and Validity of Agreement. The Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Seller and the Parent, this Agreement constitutes the Buyer's valid and binding obligation enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

          SECTION 4.4. No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) violate any order, judgment or decree of any Governmental Entity applicable to the Buyer, except such violations which, individually or in the aggregate, would not have a Buyer Material Adverse Effect or (iii) violate, conflict with or result in a breach of or constitute (with due notice or lapse of time or both) a default, termination or right of termination under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject, or result in the acceleration of any Indebtedness created thereunder or give rise to a right thereunder to require any payment to be made by the Buyer, or result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Buyer, except for any of the foregoing matters which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          SECTION 4.5. Consents and Approvals. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby by the Buyer require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Person, except for (i) any consents or waivers required to be obtained from the STB and (ii) such consents, waivers, approvals, authorizations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          SECTION 4.6. Sophisticated Investor. The Buyer is a sophisticated investor, represented by independent legal counsel with experience in the acquisition of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of the Company Shares. The Buyer is acquiring the Company Shares for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. The Buyer understands that the Company Shares have not been registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, which exemption depends upon, among other things, the bona fide nature of the Buyer's investment intent as expressed herein. The Buyer also understands that such securities must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration. The Buyer is an "accredited investor" as such term is defined in the regulations promulgated under the Securities Act.

          SECTION 4.7. Other Investment Representations. (i) The Buyer and its employees, agents and accounting and legal representatives have been afforded reasonable access to the books, records, key personnel, facilities and other information reasonably related to the Company Shares and the business of the Company and is Subsidiaries; (ii) the Buyer and its employees, agents and accounting and legal representatives have been given reasonable opportunity to ask questions relating to the Company Shares and the business and affairs of the Company and its Subsidiaries and to receive answers thereto; (iii) the Buyer has performed such due diligence as the Buyer has deemed necessary in order to review the business and affairs of the Company and its Subsidiaries in connection with its acquisition of the Company Shares; (iv) in completing the transactions contemplated by this Agreement, the Buyer has not and is not relying on any representation or warranty whether by the Seller, the Parent, the Company or any other Person, which is not expressly stated in this Agreement; and (v) the Buyer understands that neither the Seller, the Parent, the Company nor any of their respective Affiliates, representatives or agents is making any representation whatsoever, oral or written, express or implied, other than as set forth in this Agreement, and the Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Parent, the Company, any of their respective Affiliates, representatives or agents, or any other Person, except as set forth in this Agreement.

          SECTION 4.8. Available Funds. As of the Closing Date, the Buyer will have sufficient funds available to satisfy the obligation of Buyer to pay the Purchase Price and to pay all fees and expenses of the Buyer related to the transactions contemplated hereby.

          ARTICLE 5. COVENANTS OF THE SELLER AND THE PARENT.

          The Seller and the Parent hereby covenant as follows:

          SECTION 5.1. Conduct of Business Before the Closing Date. Except as set forth on Schedule 5.1 or as otherwise expressly contemplated by this Agreement, without the prior written consent of the Buyer, between the date hereof and the Closing Date, the Seller and the Parent shall not permit the Company or any of its Subsidiaries to:

               (i) make any material change in the conduct of the business of the Company or any of its Subsidiaries or enter into any transaction other than in the ordinary course of business consistent with past practice;

               (ii) make any change in its Certificate of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for capital stock or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or the capitalization of the Company or any of its Subsidiaries, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

               (iii) make any sale, assignment, transfer, abandonment or other conveyance or disposition of the assets, properties or rights (including any Intellectual Property) of the Company or any of its Subsidiaries or any material part thereof, except transactions pursuant to Contracts and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

               (iv) subject any of the assets, properties or rights of the Company or any of its Subsidiaries, or any part thereof, to any Lien or suffer such to exist, other than (A) Permitted Liens and (B) such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a Material Adverse Effect;

               (v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock or other securities of the Company or any of its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or other securities of the Company or any of its Subsidiaries;

               (vi) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

               (vii) (A) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except to the extent that any such amendments are required by law, are necessary to preserve the tax-qualified status of any Plan or do not result in an increase in benefits for the present or former directors, officers or employees of the Company or its Subsidiaries; (B) grant any increase in the compensation or fringe benefits of any present or former directors, consultants, officers or employees of the Company or its Subsidiaries (including without limitation any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except in accordance with pre-existing contractual provisions or for increases in salary or wages in the ordinary course of business consistent with past practice; (C) grant any severance or termination pay to any present or former director, officer or employee of the Company or its Subsidiaries; or (D) loan or advance money or other property to any present or former directors, officers or employees of the Company or its Subsidiaries;

               (viii) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of their Affiliates, other than in the ordinary course of business consistent with past practice;

               (ix) take any other action which the Company or any of its Subsidiaries reasonably expects would cause any of the representations and warranties made by the Seller or the Parent in this Agreement not to remain true and correct in any material respect;

               (x) make any change in any method of accounting or accounting principle, method, estimate or practice, except for any such change required by reason of a concurrent change in GAAP, or write down the value of any inventory or write off as uncollectible any accounts receivable or any portion thereof except in the ordinary course of business consistent with past practice;

               (xi) make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to the Company or any of its Subsidiaries or surrender any right to claim a Tax refund;

               (xii) enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company or any of its Subsidiaries or agree to an extension of the statute of limitations with respect to the assessment or determination of any Taxes;

               (xiii) settle, release or forgive any claim or litigation or waive any right thereto other than in the ordinary course of business consistent with past practice;

               (xiv) make, enter into, modify, amend in any material respect or terminate any Contract, bid or expenditure, except in the ordinary course of business consistent with past practice;

               (xv) except in the ordinary course of business consistent with past practice, amend, terminate or surrender any Lease;

               (xvi) except in the ordinary course of business consistent with past practice, create, incur, assume or suffer to exist any Indebtedness;

               (xvii) make any capital expenditure in excess of $100,000, or addition to property, plant or equipment used in its operations other than ordinary repairs and maintenance;

               (xviii) lay off any employees;

               (xix) grant, amend, modify, extend or terminate any trackage rights agreement, haulage agreement, power-run-through agreement, marketing agreement, joint facilities agreement or other agreement with carriers materially affecting the operations on, or marketing of traffic to, from or over, the Rail Facilities;

               (xx) abandon or discontinue service over all or any portion of the Rail Facilities, or commence a regulatory proceeding to facilitate any such abandonment or discontinuance;

               (xxi) enter into, materially amend or renew any agreement with a shipper or receiver for movement of traffic over the Rail Facilities, except in the ordinary course of business consistent with past practice;

               (xxii) enter into any agreement with a shipper or receiver that would cause or facilitate the diversion of a material amount of traffic from the Rail Facilities; or

               (xxiii) commit to do any of the foregoing.

          SECTION 5.2. Consents and Approvals. The Seller and the Parent shall, and shall cause the Company and its Subsidiaries to, at the cost and expense of the Seller, (i) use their commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Persons required in connection with the execution, delivery and performance by the Seller and the Parent of this Agreement and the consummation of the transactions contemplated hereby and (ii) diligently assist and cooperate with the Buyer, at the Buyer's cost and expense, in preparing and filing all documents required to be submitted by the Buyer to any

Governmental Entities, in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals of Governmental Entities which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Company, its Subsidiaries, the Seller and the Parent that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

          SECTION 5.3. Access to Properties and Records. The Seller and the Parent shall cause the Company and its Subsidiaries to afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 10) to all properties, books, Contracts, commitments, title reports relating to the Owned Real Property, title insurance policies currently in effect with respect to the Owned Real Property and files and records (excluding any Tax Returns filed on a consolidated, combined or unitary basis with the Seller and the Parent) of the Company and its Subsidiaries and, during such period, shall furnish promptly to the Buyer all other information concerning the Company and its Subsidiaries and their respective properties and personnel as the Buyer may reasonably request; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operations of the business of the Company and its Subsidiaries; provided, further, (i) that the Buyer and its authorized representatives shall not contact or hold discussions with customers, suppliers, employees or management of the Company or any of its Subsidiaries without the prior written consent of the Seller and (ii) that the foregoing access shall not include the right to conduct any environmental testing or procedures on, at or within any of the properties or facilities of the Company or any of its Subsidiaries, including, without limitation, air or water sampling or any invasive or other testing of soil, groundwater or other media or materials or equipment. Notwithstanding the foregoing, (i) no investigation or receipt of information pursuant to this Section 5.3 shall qualify any representation or warranty of the Seller or the Parent or the conditions to the obligations of the Seller, the Parent or the Buyer and (ii) neither the Company nor any of its Subsidiaries shall be required to disclose any information to the Buyer or its authorized representatives if doing so could violate any agreement or Federal, state, local or foreign law, rule or regulation to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject.

          SECTION 5.4. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement insofar as such matters are within the control of the Seller, the Parent or the Company, the Seller and the Parent will use, and will cause the Company and its Subsidiaries to use, their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective the transactions contemplated hereby.

          SECTION 5.5. Midvale Superfund Sites. The Seller and the Parent shall not, and shall cause their respective Subsidiaries to not, assert any claim against the Company or any of its Subsidiaries for any costs incurred by the Seller or the Parent or any of their Subsidiaries to respond to historic contamination at the Midvale Slag (CERCLIS ID UTD 081834277) or

Sharon Steel (Midvale Tailings) (CERCLIS ID UTD 980951388) Superfund sites located in Midvale, Utah; provided, however, that the foregoing shall in no way limit any rights or remedies that the Seller or the Parent may have with respect to events or releases attributable to the Company or its Subsidiaries on or after the Closing Date.

          SECTION 5.6. Certain Other Actions Before Closing Date. Except as contemplated by the Transition Services Agreement, the Seller and the Parent shall cause all of the agreements and arrangements set forth on Schedule 3.20 to be terminated prior to the Closing. The Seller and the Parent shall not take any action which shall cause either of them to be in breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

          ARTICLE 6. COVENANTS OF THE BUYER.

          SECTION 6.1. Actions Before Closing Date. The Buyer shall not take any action which shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          SECTION 6.2. Consents and Approvals. The Buyer shall, at the cost and expense of the Buyer, (i) use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Persons required in connection with the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby and (b) diligently assist and cooperate with the Seller and the Parent, at the Seller's and the Parent's cost, in preparing and filing all documents required to be submitted by the Seller or the Parent to any Governmental Entities, in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals of Governmental Entities which may be required to be obtained by the Seller or the Parent in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Seller and the Parent all information concerning the Buyer that counsel to the Seller and the Parent reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

          SECTION 6.3. Employees and Employee Benefits.

          (a) Except with respect to the employees whose names are set forth on Schedule 6.3(a), all employees of the Company and its Subsidiaries (the "Continuing Employees") shall continue their employment with the Company and its Subsidiaries without interruption at the same base annual salary or hourly wage rate, as applicable, and a comparable position as pertained to such employees immediately prior to the Closing Date. Except as may be specifically required by applicable law or the terms of any collective bargaining agreement relating to the employees of the Company and its Subsidiaries, the Company and its Subsidiaries shall not have any obligation to continue any employment relationship with any Continuing Employee for any specific period of time after the Closing Date. Anything herein to the contrary notwithstanding, in the event that the employment of any Continuing Employee shall be terminated by the Company or its Subsidiaries without cause prior to the first anniversary of the Closing Date, the Buyer shall cause the Company or its Subsidiaries, as applicable, to provide (i) each such non-union employee with a severance benefit that is equal to one week's salary for each year of service with the Company or its Subsidiaries, but not in excess of 52 weeks' total salary, and (ii) each such union employee with the severance benefit specified by the applicable collective bargaining agreement relating to such employee; provided, however, that in no event shall the amount of the severance benefit be less than the benefit required under applicable law.

          (b) As of the Closing Date, the Buyer shall cause the Company and its Subsidiaries to: (i) honor and satisfy all obligations and liabilities that have accrued as of the Closing Date under the Plans that are sponsored by the Company or any of its Subsidiaries solely for their respective employees or former employees, and the dependents of any such employees, and which are set forth on Schedule 6.3(b) (the "Company Plans"), pursuant to the terms thereof, and (ii) provide the Continuing Employees with employment benefits that are comparable, in the aggregate, to the employee benefit plans (other than equity-based compensation) provided to the Continuing Employees immediately prior to the Closing Date until the first anniversary of the Closing Date; provided, however, that the employee benefit plans maintained for the benefit of the Continuing Employees who are covered by a collective bargaining agreement will in all events satisfy the terms of such agreement. To the extent that Continuing Employees are eligible to participate in a benefit arrangement maintained by the Buyer or its Affiliates (the "Buyer Plans"), (i) such participants shall receive full credit for all service with the Company, its Subsidiaries and their Affiliates for purposes of recognition of service for eligibility, vesting and the amount of benefits other than benefit accrual under a Buyer Plan that is a defined benefit plan, (ii) the Buyer shall waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to the participants under the Buyer's welfare plans (except for limitations or waiting periods that are already in effect and that have not been satisfied with respect to such participants), and (iii) shall provide credit to the participants for any co-payments and deductibles paid by such participants under the Company Plans.

          (c) As of the Closing Date, the Company and its Subsidiaries shall withdraw from and shall cease to participate in the Plans that are sponsored by the Seller or the Parent as set forth on Schedule 6.3(c) hereto (the "Seller Plans"). As of the Closing Date, the Company and its Subsidiaries shall have no further obligations or liabilities with respect to matters occurring on or after the Closing Date under the Seller Plans. Anything herein to the contrary notwithstanding, any obligations or liabilities of the Company and its Subsidiaries with respect to accrued bonus payments that remain outstanding as of the Closing Date under the Seller Plans shall continue as obligations and liabilities of the Company and its Subsidiaries after the Closing Date until satisfied in full.

          SECTION 6.4. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement insofar as such matters are within the control of the Buyer, the Buyer will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective the transactions contemplated hereby.

          SECTION 6.5. Insurance Claims.

          (a) The Seller and the Parent acknowledge and agree that they shall be solely responsible for performing any work that is required to procure any proceeds in connection with the Insurance Claims.

          (b) Notwithstanding Section 6.5(a), but subject to Section 12.14, the Buyer shall provide the Seller and the Parent access to the books and records of the Company and its Subsidiaries, during normal business hours, as the Seller and the Parent may reasonably deem necessary in connection with processing the Insurance Claims. In addition, from and after the Closing Date, the Buyer agrees that it will provide access to the Seller and the Parent, their successors and assigns, and their respective attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge to the Seller or the Parent), access to the books, records, documents and other information relating to the business of the Company and its Subsidiaries and to employees of the Company and its Subsidiaries as the Seller and the Parent may reasonably deem necessary to administer or pursue any course of action in connection with the Insurance Claims. Notwithstanding the foregoing, the Buyer shall not be required to prepare any documents or determine any information not then in its possession in response to a request under this Section 6.5(b). The Seller and the Parent shall reimburse the Buyer for any reasonable out-of-pocket costs (including regular wages, salaries and traveling expenses) of making employees or office facilities available to the Seller and the Parent pursuant to this Section 6.5(b), upon receipt of reasonable documentation of such costs.

          ARTICLE 7. INDEMNIFICATION.

          SECTION 7.1. Survival. The representations and warranties made by the Seller, the Parent and the Buyer in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, for a period terminating on the eighteen-month anniversary date of the Closing Date; provided, however, that the representations and warranties contained in
Section 3.9 and 3.18 shall survive for a period equal to the applicable statute of limitations, the representations and warranties contained in
Section 3.15 and 3.16 shall survive for a period equal to the statue of limitations applicable to a third party bringing the suit, action, claim or proceeding that is the basis for the breach of such representations and warranties, the representations and warranties contained in Section 3.22 shall survive for a period terminating on the third anniversary of the Closing Date and the representations and warranties contained in Section 3.5 (second sentence) shall survive indefinitely. No claim or action for indemnification under this Article 7 shall be asserted or maintained by any party hereto after the expiration of the period referred to in the preceding sentence with respect to the reason for which indemnification is sought; provided, however, that any claim made in writing by the party seeking indemnification (the "Indemnified Party") to the party from which indemnification is sought (the "Indemnifying Party") within the time periods set forth in the preceding sentence shall survive (and be subject to indemnification) until it is finally and fully resolved. All covenants and agreements contained in this Agreement shall survive the Closing. The sole and exclusive remedy with respect to matters addressed in this Agreement and the transactions contemplated hereby, including, without limitation, any breach of any representation, warranty, covenant or agreement contained herein, shall be pursuant to Sections 7.2 and
7.3 hereof, except in the case of fraud. Under no circumstances shall the Seller or the Parent be liable to the Buyer for consequential, incidental or punitive damages including but not limited to loss of profits, loss of operating time or increased operating or maintenance expenses.

          SECTION 7.2. Indemnification by the Seller.

          (a) Notwithstanding the Closing and, except as provided herein, regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Seller and the Parent shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer, and their respective directors, officers, agents and employees (the "Buyer Indemnitees"), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, obligation, loss, cost, expense (including all reasonable attorneys' fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Losses") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, one or more of the following:

               (i) any untruth or inaccuracy in any representation or certification of the Seller or the Parent or the breach of any warranty of the Seller or the Parent contained in this Agreement or in any certificate delivered to the Buyer in connection with the Closing;

               (ii) any failure of the Seller or the Parent to duly perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Seller or the Parent to be performed or observed; or

               (iii) (A) any and all Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period (other than the payroll withholding taxes on Schedule 3.9), and (B) all liability (as a result of Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign law or as a transferee or successor, by contract or otherwise) imposed on the Company or any of its Subsidiaries for Income Taxes of the Seller or any other Person (other than the Company or any of its Subsidiaries) which is or has been affiliated with the Company or any of its Subsidiaries prior to the Closing Date;

          provided, however, that neither the Seller nor the Parent shall have any obligation to make any payment under Section 7.2(a)(i) with respect to any representation or warranty unless and until the aggregate amount to which all Buyer Indemnitees are entitled by reason of all such claims under Section 7.2(a)(i) exceeds $500,000 (the "Deductible Amount"), in which case the party entitled to such indemnification shall be entitled to receive only the amount in excess of the Deductible Amount.

          (b) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Seller and the Parent to the Buyer Indemnitees under this Section 7.2(a)(i) hereof shall not exceed $29,000,000.

          (c) Notwithstanding anything herein to the contrary, none of the Buyer Indemnitees shall be entitled to indemnification by the Seller or the Parent for any liability included as a current liability in the Closing Working Capital Report or any Losses arising from any matter of which the Buyer had received written notice at or prior to Closing by reason of the Seller or the Parent having delivered such notice by means of a supplemented disclosure schedule or an officer's certificate, at or prior to Closing, if (i) the conditions to the Buyer's obligation set forth in Article 9 hereof fail to be satisfied at Closing by reason of the matters disclosed in such supplemented disclosure schedule or officer's certificate and the Buyer waives its right not to close unless (ii) the Seller or the Parent made a knowing misrepresentation with respect to such matter on the date of this Agreement.

          (d) For purposes of Section 7.2(a), whenever it is necessary to determine the liability for Taxes of the Company and its Subsidiaries for a portion of a Straddle Period:

               (i) real, personal and intangible property Taxes ("Property Taxes") for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

               (ii) all other Taxes for the Pre-Closing Tax Period shall be determined by assuming that the Company and its Subsidiaries had a taxable year or period that ended at the close of the Closing Date.

          SECTION 7.3. Indemnification by the Buyer. Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Seller or the Parent or of any knowledge or information that the Seller or the Parent may have, the Buyer shall indemnify and fully defend, save and hold the Seller, any Affiliate of the Seller, the Parent, any Affiliate of the Parent and their respective directors, officers, agents, employees and directors of the Company designated by the Seller, the Parent or any Affiliate of the Seller or the Parent (the "Seller Indemnitees"), harmless if any Seller Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, one or more of the following:

          (a) any untruth or inaccuracy in any representation or certification of the Buyer or the breach of any warranty of the Buyer contained in this Agreement or in any certificate delivered to the Seller in connection with the Closing;

          (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Buyer to be performed or observed;

          (c) any claim arising after the Closing Date (for which the Seller and the Parent are not obligated to indemnify the Buyer, including but not limited to any such claim (i) made by any Person in the employment of the Company or any of its Subsidiaries on the Closing Date, resulting from the imposition of employee protective arrangements by the STB or any successor Person resulting from the transaction contemplated by this Agreement or (ii) resulting from any amendment or discontinuance of any post-retirement welfare benefit obligation under any Company Plan that the Buyer has agreed to assume pursuant to Section 6.3(b) of this Agreement;

          provided, however, that the Buyer shall have no obligation to make any payment under Section 7.3(a) with respect to any representation or warranty unless and until the aggregate amount to which all Seller Indemnitees are entitled by reason of all such claims under Section 7.3(a) exceeds the Deductible Amount, in which case the party entitled to such indemnification shall be entitled to receive only the amount in excess of the Deductible Amount.

          (d) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Buyer to the Seller Indemnitees under Section 7.3(a) (other than in respect of any untruth or inaccuracy of Section 4.8) shall not exceed $29,000,000.

          SECTION 7.4. Procedures for Indemnification. Upon receipt by the Indemnified Party of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to a claim for Losses, the Indemnified Party shall give written notice thereof to the Indemnifying Party indicating the nature of such claim and the basis therefor; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. A claim for indemnity hereunder may, at the option of the Indemnified Party, be asserted as soon as Losses have been threatened by a third party orally or in writing, regardless of whether actual harm has been suffered or out-of-pocket expenses incurred, provided the Indemnified Party shall reasonably determine that it may be liable or otherwise incur such Losses. However, payments for Losses for third party claims shall not be required except to the extent that the Indemnified Party has expended out-of-pocket sums. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnified Party as to which the Indemnifying Party shall have acknowledged its obligation to indemnify the Indemnified Party. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not settle any such asserted liability without the written consent of the Indemnified Party (which consent will not be unreasonably withheld). Notwithstanding an election to assume the defense of such action or proceeding, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (A) the Indemnifying Party shall not have employed counsel to represent such Indemnified Party within a reasonable time after notice of the institution of such action or proceeding, or (B) the Indemnifying Party shall authorize such Indemnified Party to employ separate counsel at the Indemnifying Party's expense. In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party. All reasonable costs and expenses incurred in connection with an Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability.

          ARTICLE 8. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER AND THE PARENT.

          The obligations of the Seller and the Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than Section 8.4 and Section 8.6) may be waived (in writing) in whole or in part by the Seller and the Parent in their sole discretion at or prior to the Closing Date:

          SECTION 8.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects (except for each of the representations and warranties made by the Buyer that are limited by materiality, which shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as if again made by the Buyer on and as of such date, except to the extent such representations and warranties are made on and as of a specified date, in which event such representations and warranties shall be true and correct in all material respects on and as of such specified date and the Seller and the Parent shall have received a certificate to that effect dated the Closing Date and signed by an authorized officer of the Buyer.

          SECTION 8.2. Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller and the Parent shall have received a certificate to that effect dated the Closing Date and signed by an authorized officer of the Buyer.

          SECTION 8.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any Person required in connection with the execution, delivery and performance of this Agreement and set forth on
Schedule 8.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

          SECTION 8.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the reasonable opinion of counsel to the Seller and the Parent.

          SECTION 8.5. Opinion of Counsel. The Seller and the Parent shall have received an opinion, dated as of the Closing Date, from Simpson Thacher & Bartlett, covering the matters set forth on Exhibit A hereto, subject to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

          SECTION 8.6. STB. Exemption or approval for the transactions contemplated by this Agreement shall have been obtained from the STB and such exemption or approval shall be in full force and effect.

          SECTION 8.7. Transition Services Agreement. The Parent and the Company shall have executed and delivered the Transition Services Agreement and the Transition Services Agreement shall be in full force and effect.

          ARTICLE 9. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

          The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than Section 9.4 and Section 9.6) may be waived (in writing) in whole or in part by the Buyer in its sole discretion at or prior to the Closing Date:

          SECTION 9.1. Representations and Warranties of the Seller and the Parent. All representations and warranties made by the Seller and the Parent in this Agreement shall be true and correct in all material respects (except for each of the representations and warranties made by the Seller and the Parent that are limited by materiality, which shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as if again made by the Seller and the Parent on and as of such date, except to the extent such representations and warranties are made on and as of a specified date, in which event such representations and warranties shall be true and correct in all material respects on and as of such specified date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an authorized officer of the Seller and the Parent.

          SECTION 9.2. Performance of the Obligations of the Seller and the Parent. The Seller and the Parent shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an authorized officer of the Seller and the Parent.

          SECTION 9.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any Person required in connection with the execution, delivery and performance of this Agreement and set forth on
Schedule 9.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

          SECTION 9.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity or by any other Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the reasonable opinion of counsel to the Buyer.

          SECTION 9.5. Opinion of Counsel. The Buyer shall have received an opinion, dated as of the Closing Date from Willkie Farr & Gallagher and Pruitt, Gushee & Bachtell, covering the matters set forth on Exhibit B hereto, subject to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

          SECTION 9.6. STB. Exemption or approval for the transactions contemplated by this Agreement shall have been obtained from the STB and such exemption or approval shall be in full force and effect.

          ARTICLE 10. TERMINATION.

          SECTION 10.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated by written notice at any time before the Closing:

          (a) By mutual consent of the Seller, the Parent and the Buyer;

          (b) By the Buyer if the Seller or the Parent has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within thirty (30) days after written notice to the Seller (provided, that the Buyer is not then in material breach of the terms of this Agreement; and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 9.1 or Section 9.2 hereof, as the case may be, will not be satisfied;

          (c) By the Seller or the Parent if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within thirty (30) days after written notice to the Buyer (provided, that the Seller and the Parent are not then in material breach of the terms of this Agreement; and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 8.1 or Section 8.2 hereof, as the case may be, will not be satisfied;

          (d) By the Seller, the Parent or the Buyer if: (i) there shall be a final, non-appealable order of a Federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

          (e) By the Seller, the Parent or the Buyer if the Closing shall not have been consummated by December 31, 2002, provided that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          SECTION 10.2. Effect of Termination. Except as provided herein, in the event of the termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Seller, the Parent or the Buyer, or their respective officers, directors, stockholders, partners or other Persons under their control. If this Agreement is terminated as provided herein (i) the Buyer will redeliver, and will cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of the Seller, the Parent, the Company or its Subsidiaries relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, and (ii) except as otherwise expressly set forth herein, no party to this Agreement shall have any liability hereunder to any other party, except (x) for any breach by such party of the terms and provisions of this Agreement (including Section 12.14 hereof) and (y) as stated in (i) and (ii) of this Section 10.2.

          ARTICLE 11. TAX MATTERS.

          The following provisions shall govern the allocation of responsibility between the Buyer and the Seller for certain tax matters following the Closing Date:

          SECTION 11.1. Tax Returns. Seller shall prepare and file all Tax Returns with the appropriate Federal, state, local and foreign governmental agencies relating to the Company and its Subsidiaries for periods ending on or before the Closing Date. The Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company and its Subsidiaries covering a Tax year commencing prior to the Closing Date and ending after the Closing Date (a "Straddle Period") and shall cause the Company and its Subsidiaries to pay the Taxes shown to be due thereon; provided, however, that the Seller and the Parent shall reimburse the Buyer for any amount owed by the Seller pursuant to Section 7.2(a)(iii) with respect to the taxable periods covered by such Tax Returns. The Seller will furnish to the Buyer all information and records reasonably requested by the Buyer for use in preparing any Tax Returns relating to a Straddle Period. The Buyer shall allow the Seller to review and comment upon any such Tax Returns at any time during the 45 (forty-five) day period immediately preceding the filing of such Tax Returns and the Buyer shall revise such Tax Returns to reflect the reasonable comments of the Seller. The Buyer and the Seller agree to cause the Company and its Subsidiaries to file all Tax Returns for any Straddle Period on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

          SECTION 11.2. Tax Cooperation. The Buyer and the Seller shall reasonably cooperate, and shall cause its respective Affiliates (including the Company and its Subsidiaries), officers, employees, agents, auditors and representatives reasonably to cooperate (including by maintaining and making available to each other all relevant records), in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period and for any Straddle Period.

          SECTION 11.3. Procedures Relating to Indemnification of Tax Claims.

          (a) If a claim shall be made by any Tax authority which, if successful, might result in an indemnity payment to any Indemnified Party pursuant to Section 7.2 or 7.3 hereof, the Indemnified Party shall notify the Indemnifying Party promptly of such claim (a "Tax Claim").

          (b) With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Seller shall have the right, at its own expense, to control all proceedings and may make all decisions taken in connection with such Tax Claim. The Buyer shall deliver its consent, or any objections, within 15 (fifteen) days of receipt of any settlement proposal. The Buyer, the Company and its Subsidiaries shall cooperate with the Seller in contesting any Tax Claim under this Section 11.3(b), which cooperation shall include the retention and, upon request of the Seller, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available to provide additional information or explanation of any material provided hereunder. The Buyer and the Seller shall jointly control all proceedings with respect to any Tax Claim relating to any Straddle Period.

          (c) The party bearing the liability or obligation to indemnify for any Taxes described under Sections 7.2 and 7.3 hereof shall be entitled to any refunds or credits of such Taxes. The Buyer shall cause the Company and its Subsidiaries to promptly forward to the Seller, or after the Buyer's receipt reimburse the Seller, for any refunds or credits due the Seller (pursuant to the terms of this Section 11.3(c) and the Seller shall promptly forward to the Company or after the Seller's receipt reimburse the Company, for any refunds or credits due the Buyer (pursuant to the terms of this Section 11.3(c)).

          SECTION 11.4. Tax Sharing Agreements. The Seller will cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Company or any of its Subsidiaries to be terminated as of the Closing Date, to the extent any such agreement or arrangement relates to the Company or any of its Subsidiaries.

          SECTION 11.5. Transfer Taxes. All transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the sale of the Company Shares or otherwise in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, and the Seller and the Buyer shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax laws.

          SECTION 11.6. Section 338(h)(10).

          (a) The Seller shall join with the Buyer in making an election under
Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law (the "Section 338(h)(10) Elections") with respect to the purchase and sale of the Company Shares hereunder.

          (b) The Seller shall assist the Buyer in the preparation of Form 8023 and any accompanying schedules required under Section 338(h)(10) of the Code and any corresponding or similar provisions of foreign, state or local law and the Seller agrees that the Buyer may make any determination or election required or permitted to be made in connection with the Section 338(h)(10) Elections. The Seller shall execute Form 8023 and any accompanying schedules and such other documents or forms (the "Section 338 Forms") at the Closing or at such other time as the Buyer may request or as required by the Code in order to effectuate the Section 338(h)(10) Elections. The Buyer and the Seller shall file all Tax Returns in a manner consistent with the
Section 338(h)(10) Elections, Form 8023 and any accompanying schedules and such other documents and forms as are requested by the Buyer to effectuate the

Section 338(h)(10) Elections. The Seller agrees to take no position inconsistent therewith in any Tax Return.

          (c) The Purchase Price, liabilities of the Company and its Subsidiaries and other relevant items shall be allocated to the assets of the Company and its Subsidiaries for all purposes in a manner consistent with the fair market values set forth on a schedule which shall be prepared by the Buyer and provided to the Seller within 90 days following the Closing Date. The allocations set forth on such schedule shall be as reasonably determined by the Buyer and shall be reasonably satisfactory to the Seller. All allocations contained in such schedule shall be used by each party in preparing the forms required under Section 338(h)(10) and all relevant Tax Returns, subject to adjustment to reflect (1) the Seller's selling expenses as a reduction of sales proceeds, and (2) the Buyer's acquisition expenses as an addition to the Purchase Price, except as required by law.

          (d) Notwithstanding any other provision of this Agreement to the contrary, the Seller agrees that any income Taxes attributable to the Section 338(h)(10) Elections will be paid by the Seller.

          SECTION 11.7. Tax Treatment. Any indemnification payments made pursuant to this Agreement shall be treated by the parties, to the extent permitted by applicable law, as a Purchase Price adjustment, unless determined otherwise in a final determination as defined in Section 1313 of the Code.

          SECTION 11.8. Coordination With Article 7. In the event the provisions of this Article 11 and the provisions of Article 7 hereof conflict or otherwise each apply by their terms, this Article 11 shall exclusively govern all matters concerning Taxes; provided that Sections 11.3, 11.4 and
11.5 of this Article 11 shall apply in any event.

          ARTICLE 12. MISCELLANEOUS.

          SECTION 12.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer (unless to do so would restrict or delay the consummation of the transactions contemplated by this Agreement); provided, further, however, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

          SECTION 12.2. Governing Law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the court of the United States of America for the Southern District of New York.

          SECTION 12.3. Expenses. The Seller shall pay any legal, accounting and other fees, expenses and costs incurred by the Company and its Subsidiaries prior to the Closing Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. All of the other fees, expenses and costs incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

          SECTION 12.4. Brokers' and Finders' Fees. Except as set forth on
Schedule 12.4, the Buyer represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as the Buyer knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. The Seller and the Parent represent and warrant that none of the Seller, the Parent, the Company or any of its Subsidiaries has dealt with a broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as the Seller, the Parent or the Company know, no broker or other Person is entitled to any commission or finder's fee in connection with any of these transactions.

          SECTION 12.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

          SECTION 12.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to the Buyer:

                                  Genesee & Wyoming Inc.
                                  66 Field Point Road
                                  Greenwich, Connecticut 06830
                                  Attn: Mark Hastings
                                  Telecopy: (203) 661-4106

     Copy to:

                                  Simpson Thacher & Bartlett
                                  425 Lexington Avenue
                                  New York, New York 10017
                                  Attn:  Philip T. Ruegger, Esq.

                                  Telecopy: (212) 455-2502

     If to the Seller or the Parent:

                                  c/o Mueller Industries, Inc.
                                  8285 Tournament Drive
                                  Suite 150
                                  Memphis, Tennessee  38125
                                  Attn:  General Counsel
                                  Telecopy:  (901) 753-3254

     Copy to:

                                  Willkie Farr & Gallagher
                                  787 Seventh Avenue
                                  New York, New York 10019-6099
                                  Attn: Neil Novikoff, Esq.
                                  Telecopy: (212) 728-8111

          Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

          SECTION 12.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

          SECTION 12.8. Public Announcements. The parties agree that after the signing of this Agreement and prior to the Closing Date, the Seller and the Parent shall not, and shall not permit the Company or any of its Subsidiaries to, and the Buyer shall not, make any press release or public announcement concerning this transaction without the prior approval of the other party or parties hereto unless a press release or public announcement is required by law. Before a party to this Agreement makes any such announcement or other disclosure, it agrees to give the other party or parties hereto prior notice and an opportunity to comment on the proposed disclosure.

          SECTION 12.9. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

          SECTION 12.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Person to the Seller, the Parent or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Seller, the Parent or the Buyer.

          SECTION 12.11. Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be specific as to the Section and SubSection of this Agreement to which such disclosure applies and shall not be deemed to be disclosure thereof for purposes of any other section, subsection or Schedule hereto.

          SECTION 12.12. Section and Paragraph Headings; Transactions Contemplated by this Agreement. The Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          SECTION 12.13. Knowledge. References in this Agreement to (i) the knowledge of the Seller shall refer to the knowledge of any of the Seller's executive officers or directors, (ii) the knowledge of the Parent shall refer to the knowledge of the Parent's executive officers, (iii) the knowledge of the Company shall refer to the knowledge of the Company's executive officers or directors and (iv) the knowledge of the Buyer shall refer to the knowledge of any of the Buyer's executive officers or directors.

          SECTION 12.14. Confidentiality. For a period of two (2) years following the Closing or the termination of this Agreement pursuant to Section
10.1 hereof, unless otherwise required by law, (i) the Seller and the Parent shall, and shall cause their Affiliates to, keep secret and retain in strictest confidence, and shall not (other than as expressly permitted by this Agreement) use for the benefit of itself or others any Confidential Information relating to (A) the Buyer or its business to the extent such Confidential Information was disclosed by the Buyer, its Affiliates, or their representatives and agents in the preparation, negotiation and delivery of this Agreement and the transactions contemplated herein, or (B) the Company including with respect to the business thereof, and (ii) the Buyer shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others any Confidential Information relating to the Seller or the Parent or their respective businesses (other than, following the Closing, insofar as such information relates to the Company) to the extent such Confidential Information was disclosed by the Seller, the Parent, their Affiliates or their representatives and agents in the preparation, negotiation and delivery of this Agreement (including without limitation such information that was disclosed to the Buyer during the course of the Buyer's due diligence investigation of the Company) and the transactions contemplated herein.

          SECTION 12.15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                  MUELLER INDUSTRIES, INC.


                                  By:  /s/ John P. Fonzo
                                      -----------------------------------------
                                      Name:  John P. Fonzo
                                      Title:  Vice President



                                  ARAVA NATURAL RESOURCES COMPANY, INC.


                                  By:  /s/ Gary L. Barker
                                      -----------------------------------------
                                      Name:  Gary L. Barker
                                      Title:  President



                                  GENESEE & WYOMING INC.


                                  By:  /s/ Mark W. Hastings
                                      -----------------------------------------
                                      Name:  Mark W. Hastings
                                      Title:  Executive Vice President

                                                                      Exhibit A
                                                                      ---------


                    Form of Opinion of the Buyer's Counsel


         [Capitalized terms used but not defined herein shall have the meaning set forth in the Stock Purchase Agreement]

1. The Buyer has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as described in the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

2. The Stock Purchase Agreement has been duly authorized, executed and delivered by the Buyer and, assuming that the Stock Purchase Agreement is a valid and legally binding obligation of the Seller and Parent, constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.



                                     Exh-A

                                                                      Exhibit B
                                                                      ---------


                    Form of Opinion of the Seller's Counsel


         [Capitalized terms used but not defined herein shall have the meaning set forth in the Stock Purchase Agreement]

1. The Company is a corporation validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to conduct its business as now conducted.*

2. The Stock Purchase Agreement has been duly executed and delivered by the Seller and the Parent and, assuming that the Stock Purchase Agreement is a valid and binding obligation of the Buyer, constitutes a valid and binding obligation of the Seller and the Parent, enforceable against the Seller and the Parent in accordance with its terms.**

3. The Company Shares have been duly authorized and validly issued and are fully paid and nonassessable.*

4. Immediately prior to the Closing, the Seller was the registered owner of all the shares of Company Common Stock. Upon registration of the Company Shares in the Buyer's name in the stock records of the Company and assuming the Buyer has purchased the Company Shares for value in good faith and without notice of any adverse claim, the Buyer will have acquired all of the Seller's rights in the Company Shares free of any adverse claim, any Lien in favor of the Company and any restrictions on transfer imposed by the Company.*






-------------------------------
* To be rendered by Pruitt, Gushee & Bachtell.
** To be rendered by Willkie Farr & Gallagher.


                                     Exh-B

                                                                 Exhibit 99.1


                  Genesee & Wyoming to Acquire Utah Railway;
      Also Announces Underwriting Commitment for New $250 Million Senior
                              Credit Facilities;
               Schedules Conference Call to Discuss Acquisition

          GREENWICH, Conn., August 20, 2002 /PRNewswire/ -- Genesee & Wyoming Inc. (GWI) (Nasdaq: GNWR) announced today that it has signed an agreement to acquire the Utah Railway Company (UTAH), a wholly owned subsidiary of Mueller Industries, Inc. (NYSE: MLI) for $54 million in cash, subject to working capital adjustments. UTAH operates over 423 miles of track from Ogden, Utah to Grand Junction, Colorado and interchanges with both Union Pacific (NYSE: UNP) and Burlington Northern Santa Fe (NYSE: BNI).

          Founded in 1912, UTAH operates over 45 miles of owned track and 378 miles under track access agreements. These trackage rights include agreements with the Union Pacific from Provo, Utah to Grand Junction, Colorado and with BNSF from Provo, Utah to Ogden, Utah. In addition, UTAH serves industrial customers in and around the Salt Lake City area through trackage rights from the Utah Transit Authority. UTAH serves its customers using 23 locomotives. GWI has appointed James N. Davis, currently Vice President-Field Operations of its Rail Link subsidiary, as General Manager to head its new UTAH region.

          For the twelve months ended June 30, 2002, UTAH reported approximately $23.7 million of revenue. UTAH serves three principal business segments: (i) a unit coal train business, primarily shipping low sulfur, high BTU coal to utilities in Utah and Nevada as well as to export and other industrial markets, (ii) a switching service for BNSF, and (iii) the Salt Lake City Southern Railroad (SLCS), which serves industrial customers in the Salt Lake City area. GWI projects that the UTAH acquisition will be immediately accretive to its earnings per share.

          GWI initially plans to fund the acquisition under its existing $103 million revolving credit facility. As of June 30, 2002, pro forma for UTAH, GWI's total debt to capitalization is approximately 36.2%. The Company has agreed to purchase the stock of UTAH and its wholly owned subsidiary, the Salt Lake City Southern Railroad, under Section 338 (h)(10) of the U.S. Tax Code and will therefore benefit from the stepped-up tax basis of the UTAH assets. The Boards of Directors of both GWI and Mueller have approved the transaction, which is subject to regulatory approval as well as other customary closing conditions. The acquisition is expected to be completed by the end of the third quarter.

          GWI also announced that it has received an underwriting commitment from Fleet National Bank ("Fleet") for $250 million in new senior secured credit facilities (the "Facilities"), subject to customary conditions. Fleet's commitment provides GWI with access to capital for general corporate purposes including additional acquisitions. It is expected that the syndication of the Facilities to a broader group of lenders will commence shortly after the closing of the UTAH acquisition and will be completed approximately 30 days thereafter. Upon completion of the new financing, including the debt incurred to finance UTAH, GWI expects to have approximately $150 million of unused borrowing capacity available under the Facilities.

          Mortimer B. Fuller III, Chairman and CEO of GWI, commented, "The Utah Railway has provided 90 years of excellent service to the coal producing region of Utah and has been well operated by its parent company. In recent years it has increased its presence by providing switching for BNSF and by the acquisition of the Salt Lake City Southern Railroad. As our most significant domestic acquisition to date, we believe that under our ownership we will be able to build upon the long history of UTAH and create new opportunities for growth."

          GWI has scheduled a conference call for Tuesday, August 20th at 11:00 a.m. Eastern Time to discuss the UTAH acquisition. The dial-in number for the teleconference will be 1-800-288-8967.

          GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. The Company operates in five countries on three continents over 8,000 miles of owned and leased track. It also operates over an additional 2,700 miles under track access arrangements.

          This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. The Company refers you to the documents that Genesee & Wyoming Inc. files from time to time with the Securities and Exchange Commission, such as the Company's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

                                                                 Exhibit 99.2

     Genesee & Wyoming Inc. Completes Acquisition of Utah Railway Company


         GREENWICH, Conn., August 29, 2002 /PRNewswire/ -- Genesee & Wyoming Inc. (GWI) (Nasdaq: GNWR) announced today that it has completed the acquisition of the Utah Railway Company (UTAH), a wholly owned subsidiary of Mueller Industries, Inc. (NYSE: MLI). GWI funded the $54 million cash purchase under its $103 million revolving credit facility. UTAH operates over 423 miles of track from Provo, Utah to Grand Junction, Colorado.

         GWI management held a conference call to discuss the acquisition on August 20, 2002. Replay of the teleconference is available through September 20 at 800-475-6701 with the access code 649640.

         GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. The Company operates in five countries on three continents over 8,050 miles of owned and leased track. It also operates over an additional 3,000 miles under track access arrangements.